Exhibit 99.1

FactSet Achieves Solid Revenue and Strong EPS Growth in Third Quarter 2019

NORWALK, Conn., June 25, 2019 - FactSet (the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its third quarter ended May 31, 2019.

Third Quarter Fiscal 2019 Highlights

●

Revenues increased 7.2% or $24.6 million to $364.5 million compared with $339.9 million for the same period in fiscal 2018. The increase is primarily due to higher sales of analytics, content and technology solutions (CTS) and wealth management solutions. Organic revenues grew 7.3% to $366.3 million during the third quarter of fiscal 2019 from the prior year period.

●

Annual Subscription Value (ASV) plus professional services increased to $1.45 billion at May 31, 2019 compared with prior year of $1.38 billion. Third quarter organic ASV plus professional services grew $4.5 million primarily driven by analytics and wealth solutions. The organic growth rate, which excludes the effects of acquisitions, dispositions, and foreign currency, was 5.6%.

●

Operating margin increased to 32.2% compared with 27.4% for the same period last year. Adjusted operating margin improved to 34.0% compared with 31.0% in the prior year period primarily as a result of improved operating results and favorable foreign exchange rates.

●

Diluted earnings per share (EPS) advanced to $2.37 compared with $1.91 for the same period in fiscal 2018. Adjusted diluted EPS rose 20.2% to $2.62 compared with $2.18 in the prior period driven primarily by stronger operating results.

●	The Company’s effective tax rate for the third quarter was 18.6% compared with 16.5% a year ago. Both periods include one-time tax expense items.

●

FactSet increased its quarterly dividend by $0.08 per share or 12.5% to $0.72 marking the 14th consecutive year the Company has increased dividends, highlighting its continued commitment to returning value to shareholders.

●	FactSet updated its annual guidance certain key metrics. Please see the “Business Outlook” section of this press release for details.

●	The Company’s Board of Directors approved a $210 million increase to the existing share repurchase program.

“FactSet’s ability to perform well this year amid sector and industry headwinds serves as a proof point that our long-term strategy is working,” said Phil Snow, FactSet CEO. “We are encouraged that our smarter, connected data and technology solutions continue to resonate with clients as we help them drive efficiency and increase value in an ever-changing environment.”

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended May 31,
(In thousands, except per share data)	2019	2018	Change
GAAP revenues	$364,533	$339,911	7.2%
Organic revenues	$366,259	$341,399	7.3%
Operating income	$117,240	$93,265	25.7%
Adjusted operating income	$122,795	$105,681	16.2%
Operating margin	32.2%	27.4%
Adjusted operating margin	34.0%	31.0%
Net income	$92,265	$74,746	23.4%
Adjusted net income	$102,056	$85,113	19.9%
Diluted EPS	$2.37	$1.91	24.1%
Adjusted diluted EPS	$2.62	$2.18	20.2%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

“We are on track to finish the year on a strong note for revenue, margin and EPS, and our dedication to cost discipline and process improvement continues to yield results,” said Helen Shan, FactSet CFO. “Yet again this quarter, we demonstrated a commitment to steady growth, as well as to continuing to return value to our shareholders.”

Annual Subscription Value (ASV) + Professional Services and Segment Revenue

ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients and excludes professional services fees billed in the last 12 months, which are not subscription-based. Professional services are revenues derived from project-based consulting and implementation.

ASV plus professional services was $1.45 billion at May 31, 2019. Organic ASV plus professional services was also $1.45 billion at May 31, 2019, up $76.5 million from the prior year at a growth rate of 5.6%. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency, plus professional services, increased $4.5 million over the last three months.

Buy-side and sell-side ASV growth rates for the third quarter of fiscal 2019 were 5.2% and 6.8%, respectively. Buy-side clients accounted for 84.2% of organic ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this earnings release.

ASV from U.S. operations was $887.6 million, increasing 5.2% over prior year of $843.6 million. U.S. revenues for the quarter increased to $227.0 million compared with $210.3 million in the third quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the U.S. revenue growth rate was 7.8%. ASV from international operations was $535.4 million, increasing 4.4% over prior year of $512.6 million. International ASV now represents 37.6% of total ASV, compared with 37.8% a year ago. International revenues were $137.5 million compared with $129.6 million from the third quarter of fiscal 2018. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency, the international revenue growth rate was 6.4%. Segment ASV does not include professional services which totaled $23.1 million at May 31, 2019.

Operational Highlights – Third Quarter Fiscal 2019

●

Client count as of May 31, 2019 was 5,455, a net increase of 50 clients in the past three months, primarily driven by an increase in wealth management and corporate clients. The count includes clients with ASV of $10,000 and above.

●	User count increased by 888 to 122,951 in the past three months primarily driven by an increase in corporate and wealth management users.

●	Annual client retention was greater than 95% of ASV. When expressed as a percentage of clients, annual retention was 90%.

●	Employee count was 9,366 as of May 31, 2019, up 1.8% in the past 12 months.

●

Net cash provided by operating activities increased to $159.8 million compared with $125.7 million for the third quarter of 2018. Quarterly free cash flow was $148.3 million compared with $119.7 million a year ago, an increase of 24% primarily due to higher net income and an improvement in working capital, partially offset by higher capital expenditures.

●	Capital expenditures increased to $11.4 million, compared with $6.0 million a year ago primarily due to new office space build out and technology upgrades.

●

A regular quarterly dividend of $27.3 million, or $0.72 per share, was paid on June 18, 2019, to common stockholders of record as of May 31, 2019. The $0.08 per share or 12.5% increase to $0.72 marked the 14th consecutive year the Company has increased dividends, highlighting its continued commitment to returning value to shareholders.

●

The Company released its second annual Corporate Social Responsibility Report, which covered the fiscal year ending August 31, 2018. The report highlights FactSet’s recent global achievements in the communities it serves.

●

FactSet was named Best Data Analytics Provider by Waters Technology for the fourth consecutive year for its best in class risk and analytics products that help clients continually improve portfolio performance. The Company also won Waters Technology’s Best Alternative Data Initiative for the Open:FactSet Marketplace, as well as WealthBriefingAsia Awards’ Best Data Provider for 2019 thanks to its efforts to bring smarter, connected content sets and solutions to the market.

Share Repurchase Program

FactSet repurchased 175,000 shares for $47.6 million during the third quarter under the Company’s existing share repurchase program. Over the last 12 months, FactSet has returned $327 million to stockholders in the form of share repurchases and dividends, funded by cash generated from operations and repatriation of foreign earnings.

Additionally, on June 24, 2019, the Board of Directors of FactSet approved an increase of $210 million to the existing share repurchase program. Including this increase, $300 million is currently available for share repurchases.

Annual Business Outlook

FactSet is updating its outlook for certain metrics for fiscal 2019. The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fiscal 2019 Expectations

●	Organic ASV plus professional services is now expected to increase in the range of $70 million and $75 million over fiscal 2018.

●	GAAP revenue is now expected to be in the range of $1.42 billion and $1.44 billion.

●	GAAP operating margin is now expected to be in the range of 30.0% and 30.5%.

●	Adjusted operating margin is now expected to be in the range of 32.5% and 33.0%.

●	FactSet’s annual effective tax rate is now expected to be in the range of 16% and 16.5%.

●

GAAP diluted EPS is now expected to be in the range of $8.90 and $9.00. Adjusted diluted EPS is now expected to be in the range of $9.80 and $9.90. The mid-point of this guidance represents a 15% growth over the prior year.

Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2019. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.

Conference Call

The Company will host a conference call today, June 25, 2019 at 11:00 a.m. Eastern Time to discuss the third quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants:	833.231.8259
International Participants:	647.689.4104
Passcode:	7997206

An archived webcast with the accompanying slides will be available at investor.factset.com for one year after the conclusion of the live event. The earnings call transcript will also be available via FactSet CallStreet. An audio replay of this conference will also be available until July 2, 2019 via the following telephone numbers: 800.585.8367 in the U.S. and 416.621.4642 internationally using passcode 7997206.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes, " "anticipates," "plans," "intends, " "estimates, " "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the ability to integrate newly acquired companies, clients and businesses; strains on resources as a result of growth, the volatility and stability of global securities markets, including declines in equity or fixed income returns impacting the buying power of investment management clients; the ability to hire and retain qualified personnel; the maintenance of the Company's leading technological position and reputation; failure to maintain or improve FactSet’s competitive position in the marketplace; fraudulent, misappropriation or unauthorized data access, including cyber-security and privacy breaches; failures or disruptions of telecommunications, data centers, network systems, facilities, or the Internet; uncertainty, consolidation and business failures in the global investment banking industry; the continued shift from active to passive investing, the negotiation of contract terms with vendors, data suppliers and landlords; the retention of clients and the attraction of new ones; the absence of U.S. or foreign governmental regulation restricting international business; the unfavorable resolution of tax assessments and legal proceedings; and legislative and regulatory changes in the environments in which FactSet and its clients operate. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

About Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 122,950 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For® and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

FactSet

Media & Investor Relations Contact:

Rima Hyder

857.265.7523

rima.hyder@factset.com

Consolidated Statements of Income (Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,

(In thousands, except per share data)	2019	2018	2019	2018

Revenues	$364,533	$339,911	$1,071,068	$1,004,283

Operating expenses
Cost of services	163,832	165,073	495,716	489,829
Selling, general and administrative	83,461	81,573	248,885	236,606
Total operating expenses	247,293	246,646	744,601	726,435

Operating income	117,240	93,265	326,467	277,848

Other expense
Interest expense, net of interest income	(3,856)	(3,754)	(12,791)	(9,945)
Total other expense	(3,856)	(3,754)	(12,791)	(9,945)

Income before income taxes	113,384	89,511	313,676	267,903

Provision for income taxes	21,119	14,765	52,413	69,641
Net income	$92,265	$74,746	$261,263	$198,262

Diluted earnings per common share	$2.37	$1.91	$6.73	$5.01

Diluted weighted average common shares	38,993	39,104	38,807	39,543

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands)	2019	2018	2019	2018

Net income	$92,265	$74,746	$261,263	$198,262

Other comprehensive income (loss), net of tax
Net unrealized (loss) gain on cash flow hedges*	(160)	(2,361)	1,405	(4,105)
Foreign currency translation adjustments	(11,326)	(20,126)	(15,804)	(2,260)
Other comprehensive income (loss)	(11,486)	(22,487)	(14,399)	(6,365)
Comprehensive income	$80,779	$52,259	$246,864	$191,897

* For the three and nine months ended May 31, 2019, the unrealized gain on cash flow hedges was net of a tax benefit of $65 and tax expense of $702, respectively. For the three and nine months ended May 31, 2018, the unrealized loss on cash flow hedges was net of tax benefits of $976 and $2,166, respectively.

Consolidated Balance Sheets (Unaudited)

	May 31,	August 31,
(In thousands)	2019	2018

ASSETS
Cash and cash equivalents	$323,960	$208,623
Investments	26,355	29,259
Accounts receivable, net of reserves	153,461	156,639
Prepaid taxes	10,365	6,274
Prepaid expenses and other current assets	38,164	30,121
Total current assets	552,305	430,916

Property, equipment, and leasehold improvements, net	105,287	100,545
Goodwill	690,956	701,833
Intangible assets, net	129,205	148,935
Deferred taxes	5,997	9,716
Other assets	28,151	27,502
Total Assets	$1,511.901	$1,419,447

LIABILITIES
Accounts payable and accrued expenses	$67,174	$72,059
Accrued compensation	42,515	66,479
Deferred fees	50,509	49,700
Taxes payable	3,820	8,453
Dividends payable	27,506	24,443
Total current liabilities	191,524	221,134

Deferred taxes	19,006	21,190
Deferred fees	11,750	7,833
Taxes payable	24,323	29,626
Long-term debt	574,129	574,775
Deferred rent and other non-current liabilities	36,760	38,989
Total Liabilities	$857,492	$893,547

STOCKHOLDERS’ EQUITY
Total Stockholders’ Equity	$654,409	$525,900
Total Liabilities and Stockholders’ Equity	$1,511,901	$1,419,447

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)	Nine Months Ended May 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$261,263	$198,262
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	43,943	42,848
Stock-based compensation expense	24,135	23,241
Deferred income taxes	1,294	848
Loss on sale of assets	195	18
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	3,112	3,067
Accounts payable and accrued expenses	(4,783)	3,423
Accrued compensation	(23,672)	(20,629)
Deferred fees	4,826	13,027
Taxes payable, net of prepaid taxes	(2,232)	25,928
Other, net	(2,757)	(10,691)
Net cash provided by operating activities	305,324	279,342

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	(8,180)	(9,608)
Proceeds from sales of investments	11,543	9,872
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(32,906)	(18,375)
Net cash used in investing activities	(29,543)	(18,111)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(75,769)	(65,037)
Repurchase of common stock	(158,294)	(235,869)
Proceeds from employee stock plans	78,926	57,529
Repayment of debt	(575,000)	—
Proceeds from debt	575,000	—
Other financing activities	(901)	2,218
Net cash used in financing activities	(156,038)	(241,159)

Effect of exchange rate changes on cash and cash equivalents	(4,406)	(1,742)
Net (decrease) increase in cash and cash equivalents	115,337	18,330

Cash and cash equivalents at beginning of period	208,623	194,731
Cash and cash equivalents at end of period	$323,960	$213,061

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues

(Unaudited)	Three Months Ended May 31,
(In thousands)	2019	2018	Change
GAAP revenues	$364,533	$339,911	7.2%
Deferred revenue fair value adjustment (a)	1,274	1,488
Currency impact (b)	452	—
Organic revenues	$366,259	$341,399	7.3%

(a)	The adjustment relates to deferred revenue fair value adjustments from purchase accounting.

(b)	The impact from foreign currency movements over the past 12 months.

Operating Income, Margin, Net Income and Diluted EPS

(Unaudited)	Three Months Ended May 31,
(In thousands, except per share data)	2019	2018	Change
GAAP Operating income	$117,240	$93,265	25.7%
Intangible asset amortization (a)	5,928	6,215
Deferred revenue fair value adjustment (b)	1,274	1,488
Other non-recurring items (c)	(1,647)	4,713
Adjusted operating income	$122,795	$105,681	16.2%
Adjusted operating margin (d)	34.0%	31.0%

GAAP Net income	$92,265	$74,746	23.4%
Intangible asset amortization (a)(e)	4,797	5,190
Deferred revenue fair value adjustment (b)(e)	1,031	1,242
Other non-recurring items (c)(e)	(1,333)	3,935
Income tax benefits (f)	5,296	-
Adjusted net income	$102,056	$85,113	19.9%

GAAP Diluted earnings per common share	$2.37	$1.91	24.1%
Intangible asset amortization (a)(e)	0.12	0.13
Deferred revenue fair value adjustment (b)(e)	0.02	0.03
Other non-recurring items (c)(e)	(0.03)	0.10
Income tax benefits (f)	0.14	-
Adjusted diluted earnings per common share	$2.62	$2.18	20.2%
Weighted average common shares (Diluted)	38,993	39,104

(a)

GAAP operating income in the third quarter of fiscal 2019 was adjusted to exclude $5.9 million of pre-tax intangible asset amortization, which reduced net income by $4.8 million and diluted earnings per share by $0.12. GAAP operating income in the third quarter of fiscal 2018 was adjusted to exclude $6.2 million of pre-tax intangible asset amortization, which reduced net income by $5.2 million and diluted earnings per share by $0.13. The income tax effect related to intangible asset amortization was $1.1 million in the third quarter of fiscal 2019 compared with $1.0 million for the same period in fiscal 2018.

(b)

The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.2 million in the third quarter of fiscal 2019 as well as the prior year period.

(c)

GAAP operating income in the third quarter of fiscal 2019 was adjusted to exclude $1.6 million of pre-tax net benefits primarily related to non-core transaction related revenue, offset by severance, stock-based compensation acceleration, transformation activities and occupancy costs, which increased net income by $1.3 million and diluted earnings per share by $0.03. GAAP operating income in the third quarter of fiscal 2018 was adjusted to exclude $4.7 million of pre-tax expenses primarily related to severance, stock-based compensation acceleration, other restructuring actions and legal matters, which reduced net income by $3.9 million and diluted earnings per share by $0.10. The income tax effect related to the other non-recurring items was $0.3 million in the third quarter of fiscal 2019 compared with $0.8 million for the same period in fiscal 2018.

(d)

Adjusted operating margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment minus the aforementioned non-core transaction related revenue.

(e)

For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 19.1% for fiscal 2019 and 16.5% for fiscal 2018.

(f)

GAAP net income in the third quarter of fiscal 2019 was adjusted to exclude $5.3 million or $0.14 per share of income tax expenses primarily related to finalizing prior years' tax returns and other discrete items.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2019 Guidance
(In thousands, except per share data)	Low end of range	High end of range
GAAP Operating margin	30.0%	30.5%
Intangible asset amortization (a)	1.7%	1.7%
Deferred revenue fair value adjustment (b)	0.4%	0.4%
Other non-recurring items (c)	0.5%	0.5%
Adjusted operating margin	32.5%	33.0%

GAAP Net income	$345,832	$349,718
Intangible asset amortization (a)	19,544	19,544
Deferred revenue fair value adjustment (b)	4,326	4,326
Other non-recurring items (c)	11,102	11,102
Adjusted net income	$380,804	$384,690

GAAP Diluted earnings per common share	$8.90	$9.00
Intangible asset amortization (a)	0.50	0.50
Deferred revenue fair value adjustment (b)	0.11	0.11
Other non-recurring items (c)	0.29	0.29
Adjusted diluted earnings per common share	$9.80	$9.90

(a)

GAAP operating income for the full fiscal 2019 year was adjusted to exclude $23.5 million of pre-tax intangible asset amortization, which reduced the GAAP operating margin by 1.7%, GAAP net income by $19.5 million and GAAP diluted earnings per share by $0.50. The income tax effect related to intangible asset amortization was $4.0 million for the period presented above.

(b)

The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.9 million for the period presented above.

(c)

GAAP operating income for the full fiscal 2019 year was adjusted to exclude $12.4 million of pre-tax expenses related to several one-time items, which reduced net income by $11.1 million and diluted earnings per share by $0.29. The income tax effect related to other non-recurring items was $1.3 million for the period presented above.

Free Cash Flow

(Unaudited)	Three Months Ended May 31,
(In thousands)	2019	2018	Change
Net cash provided by operating activities	$159,770	$125,654
Capital expenditures	(11,424)	(6,000)
Free cash flow	$148,346	$119,654	24.0%

Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of organic ASV by client type, excluding currency, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency. The numbers below do not include professional services.

	Q3’19	Q2’19	Q1’19	Q4’18	Q3’18	Q2’18	Q1’18	Q4’17
% of ASV from buy-side clients	84.2%	83.9%	83.9%	83.9%	84.4%	84.4%	84.2%	84.1%
% of ASV from sell-side clients	15.8%	16.1%	16.1%	16.1%	15.6%	15.6%	15.8%	15.9%

ASV Growth rate from buy-side clients	5.2%	5.3%	5.9%	5.4%	5.3%	6.0%	5.3%	5.9%
ASV Growth rate from sell-side clients	6.8%	9.2%	8.6%	7.3%	5.0%	4.6%	3.9%	4.6%
Total Organic ASV Growth Rate	5.4%	5.9%	6.3%	5.7%	5.3%	5.8%	5.1%	5.7%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.

(Details may not sum to total due to rounding)

(In millions)	Q3’19	Q3’18
As reported ASV (a)	$1,423.0	$1,356.2
Currency impact (b)	0.8	(5.9)
Organic ASV total	$1,423.8	$1,350.3
Total Organic ASV Growth Rate	5.4%

(a)	ASV excludes $23.1 million and $20.1 million, respectively, in professional services fees as of May 31, 2019 and 2018.

(b)	The impact from foreign currency movements was excluded above to calculate total organic ASV.